Exhibit 99.1

UTSTARCOM AND STARENT NETWORKS ANNOUNCE SETTLEMENT

AGREEMENT

ALAMEDA, Calif., and TEWKSBURY, Mass., Oct. 15, 2009 – UTStarcom, Inc. (Nasdaq: UTSI) and Starent Networks, Corp. (Nasdaq: STAR) announced today that they have agreed to settle all legal disputes between the two companies. Under the settlement, Starent will make a one-time payment to UTStarcom in the amount of $3.5 million and receive a perpetual royalty-free license to UTStarcom patents. Included in the settlement is the dismissal of two pending litigations in the United States District Courts for the Northern District of Illinois (filed on May 8, 2007) and the Northern District of California (filed on February 16, 2005).

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. The company was founded in 1991 and is headquartered in Alameda, California. For more information about UTStarcom, visit the company’s Web site at http://www.utstar.com.

About Starent Networks

Starent Networks, Corp. is a leading provider of infrastructure solutions that enable mobile operators to deliver multimedia services to their subscribers. Starent Networks has created solutions that provide mobile operators with the functions and services needed for access, mobility management and call control in their networks. Through integrated intelligence and high performance capabilities, Starent Networks’ solutions also enhance subscriber management, billing and session policy enforcement. The company’s products are capable of supporting a wide range of mobile wireless networks, such as CDMA2000, UMTS/HSPA, LTE, WiFi, and WiMAX. Starent Networks’ products have been deployed by over 100 mobile operators in 45 countries. Additional information about Starent Networks is available at www.starentnetworks.com.

Forward Looking Statements

This release includes forward-looking statements, including statements relating to the dismissal of the litigation. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially, and other risks identified in the each company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to the companies as of the date of this press release, which may change, and the companies assume no obligation to update any such forward-looking statement.

UTStarcom Contact

Barry Hutton

Senior Director, Investor Relations

UTStarcom, Inc.

510.769.2807

barry.hutton@utstar.com

Starent Contact Information:

Jennifer Buchhalter

Starent Networks, Corp.

+1-978-863-3749

jbuchhalter@starentnetworks.com